POTOMAC INSURANCE TRUST

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

      The Potomac Insurance Trust (the "Trust") hereby adopt this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act").

A.    CLASSES OFFERED
      ---------------

      Each series of the Trust (each, a "Fund") offers two classes of shares pursuant to this Multiple Class Plan. The classes are described below and require an initial investment of $10,000.

      1. CLASS A. Class A shares are offered for purchase to certain insurance company separate accounts and/or qualified pension and retirement plans that have entered into an agreement with the Trust ("Participating Separate Accounts and Plans"). The Participating Separate Accounts and Plans are the shareholders of Class A shares and not the individual variable annuity or life insurance contract holders or plan beneficiaries. Class A shares will be sold without any sales charges and are not subject to an annual distribution or service fee pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

      2. CLASS B. Class B shares also are offered to Participating Separate Accounts and Plans. There will be no sales charges assessed upon the purchase or sale of Class B shares. However, Class B shares are subject to Rule 12b-1 distribution or service fees at the annual rate of up to 1.00% of a Fund's average daily net assets attributable to Class B shares. That fee will be paid to Participating Separate Accounts and/or Plans in connection with their services in selling Fund shares, administration of shareholder accounts or other activities approved by the Board of Trustees.

B.    EXPENSE ALLOCATIONS OF EACH CLASS
      ---------------------------------

      Certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular class and, thus are borne on a pro rata basis by the outstanding shares of that class.

      Each class may pay a different amount of the following other expenses: (1) distribution and service fees, (2) transfer agent fees identified as being attributable to a specific class, (3) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a class, (4) Blue Sky registration fees incurred by a specific class of shares, (5) Securities and Exchange Commission registration fees incurred by a specific class of shares, (6) expenses of administrative personnel and services required to support the shareholders of a specific class, (7) trustees' fees or expenses incurred as a result of issues relating to a specific class of shares,
(8) accounting expenses relating solely to a specific class of shares, (9) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific class of shares, and (10) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific class of shares.

C.    EXCHANGE PRIVILEGES
      -------------------

      Class A and Class B shares of each Fund may be exchanged for shares of the corresponding Class of other Funds of the Trust that are offered to the to investors of same Participating Separate Accounts and Plans. These exchange privileges may be modified or terminated by a Fund.

D.    CLASS DESIGNATION
      -----------------

      Subject to the approval of the Board of Trustees of the Trust, a Fund may alter the nomenclature for the designation of one or more classes of shares.

E.    ADDITIONAL INFORMATION
      ----------------------

      This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the classes contained in this Plan. The Trust's prospectus contains additional information about the Class A and Class B shares and the Trust's multiple class structure.



Dated:      February 24, 2000